Exhibit 99.1

May 5, 2020

Prudential Financial, Inc. Announces
First Quarter 2020 Results

•	Net loss attributable to Prudential Financial, Inc. of $271 million or $0.70 per Common share versus net income of $932 million or $2.22 per share for the year-ago quarter.

•	After-tax adjusted operating income of $939 million or $2.32 per Common share versus $1.259 billion or $3.00 per share for the year-ago quarter.

•	Book value per Common share of $152.45 versus $132.83 per share for the year-ago; adjusted book value per Common share of $99.71 versus $96.76 per share for the year-ago.

•
Capital returned to shareholders of $945 million in the quarter versus $915 million for the year-ago quarter, including dividends of $1.10 per Common share, representing a 4% yield on adjusted book value.

•	Parent company highly liquid assets of $5.3 billion versus $5.5 billion for the year-ago.

◦	Completed $1.5 billion senior debt issuance, including $0.5 billion Green Bond, intended to cover maturities through 2021.

•	Assets under management amounted to $1.481 trillion versus $1.456 trillion for the year-ago.

Charles Lowrey, Chairman and CEO, commented on results:

“First, we would like to share our thanks and gratitude to all of the emergency and medical responders who are on the front lines of the global pandemic crisis. The health and security of our employees and their families remain our utmost priority. Their wellbeing enables us to address the evolving health and financial needs of our customers and our community as the pandemic and its economic impact reverberates more broadly.

While market turbulence related to the pandemic adversely impacted our first quarter financial results, Prudential remains 'Rock' solid with robust risk management, a strong balance sheet, and significant resources to continue to fulfill the promises we have made.

Looking ahead, execution of our key initiatives remains on track, and we are accelerating a number of our actions.

Backed by our financial strength and guided by our purpose, we strive to solve the financial challenges of our changing world in support of an inclusive global recovery.”

NEWARK, N.J. - Prudential Financial, Inc. (NYSE: PRU) today reported first quarter results. Net loss attributable to Prudential Financial, Inc. was $271 million ($0.70 per Common share) for the first quarter of 2020, compared to net income of $932 million ($2.22 per Common share) for the first quarter of 2019. After-tax adjusted operating income was $939 million ($2.32 per Common share) for the first quarter of 2020, compared to $1.259 billion ($3.00 per Common share) for the first quarter of 2019.
Consolidated adjusted operating income, adjusted book value, and adjusted operating return on equity are non-GAAP measures. These measures are discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.

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Prudential Financial, Inc. First Quarter 2020 Earnings Release	Page 2

RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Businesses (consisting of U.S. Workplace Solutions, U.S. Individual Solutions, and Assurance IQ), International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $164 million in the first quarter of 2020, compared to $214 million in the year-ago quarter. The decrease reflects lower Other Related Revenue, driven by lower strategic investment earnings, and higher expenses, partially offset by higher asset management fees from an increase in average assets under management.
PGIM assets under management of $1.296 trillion were up 4% from the year-ago quarter, reflecting market appreciation and fixed income inflows, partially offset by equity outflows.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $619 million for the first quarter of 2020, compared to $881 million in the year-ago quarter. The decrease reflects lower underwriting results, a favorable impact from changes in market conditions on estimates of profitability in the year-ago quarter, lower net fee income, and lower net investment spread results.
U.S. Workplace Solutions, consisting of Retirement and Group Insurance, reported adjusted operating income of $289 million for the first quarter of 2020, compared to $304 million in the year-ago quarter.
Retirement:

•
Reported adjusted operating income of $245 million in the current quarter, compared to $251 million in the year-ago quarter. The decrease reflects lower reserve gains, partially offset by lower expenses and higher fee income.

•
Account values of $466 billion were up 3% from the year-ago quarter, primarily driven by pension risk transfer transactions. Net flows in the current quarter totaled $1.7 billion with $1.4 billion from Institutional Investment Products and $0.3 billion from Full Service.

Group Insurance:

•	Reported adjusted operating income of $44 million in the current quarter, compared to $53 million in the year-ago quarter. The decrease reflects lower variable investment income.

•	Reported earned premiums, policy charges, and fees of $1.3 billion in the current quarter were consistent with the year-ago quarter.
U.S. Individual Solutions, consisting of Individual Annuities and Individual Life, reported adjusted operating income of $353 million for the first quarter of 2020, compared to $577 million in the year-ago quarter.
Individual Annuities:

•
Reported adjusted operating income of $373 million in the current quarter, compared to $472 million in the year-ago quarter. The decrease reflects lower fee income, net of distribution expenses and other associated costs, lower net investment spread results, and a favorable impact from changes in market conditions on estimates of profitability in the year-ago quarter.

•
Account values of $144 billion were down 11% from the year-ago quarter, reflecting net outflows and equity market depreciation in the first quarter of 2020. Gross sales of $1.9 billion in the current quarter reflect our continued diversification strategy with approximately 64% of sales coming from less equity market sensitive products.

Individual Life:

•
Reported a loss on an adjusted operating income basis of $20 million in the current quarter, compared to adjusted operating income of $105 million in the year-ago quarter. The decrease reflects less favorable underwriting results, a favorable impact from changes in market conditions on estimates of profitability in the year-ago quarter, and lower net investment spread results.

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Prudential Financial, Inc. First Quarter 2020 Earnings Release	Page 3

•	Sales of $187 million in the current quarter were up 15% from the year-ago quarter, primarily reflecting higher variable life sales.

Assurance IQ reported a loss, on an adjusted operating income basis, of $23 million in the current quarter.
International Businesses
International Businesses, consisting of Life Planner and Gibraltar Life & Other, reported adjusted operating income of $751 million for the first quarter of 2020, compared to $922 million in the year-ago quarter. The decrease reflects lower net investment spread results, higher expenses, lower earnings from joint venture investments due to market performance, and less favorable underwriting results. These items were partially offset by business growth.
Life Planner:

•
Reported adjusted operating income of $417 million in the current quarter, compared to $481 million in the year-ago quarter. The decrease reflects lower net investment spread results, higher expenses, and less favorable underwriting results. These items were partially offset by business growth.

•	Constant dollar basis sales of $386 million in the current quarter decreased 5% from the year-ago quarter, primarily reflecting lower sales in Japan, partially offset by growth in other countries.

Gibraltar Life & Other:

•
Reported adjusted operating income of $334 million in the current quarter, compared to $441 million in the year-ago quarter. The decrease primarily reflects lower net investment spread results, and lower earnings from joint venture investments due to market performance.

•
Constant dollar basis sales of $309 million in the current quarter decreased 5% from the year-ago quarter, primarily reflecting lower U.S. dollar-denominated fixed annuity sales in the Life Consultant channel, partially offset by growth in the Bank channel.

Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $342 million in the first quarter of 2020, compared to a loss of $412 million in the year-ago quarter. The lower loss from the year-ago quarter reflects lower expenses and higher income from pension and other employee benefit plans, partially offset by lower net investment income.

NET INCOME
Net loss in the current quarter included $698 million of pre-tax net realized investment losses and related charges and adjustments, including $224 million from impairment related losses, and $947 million of pre-tax losses related to market experience updates.
Net income for the year-ago quarter included $587 million of pre-tax net realized investment losses and related charges and adjustments, including $67 million from impairment related losses.

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES(1)
Certain of the statements included in this release, including those regarding our key initiatives constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Statements regarding our key initiatives are subject to the risk that we will be unable to execute our strategy because of market or competitive conditions or other factors, including the impact of the COVID-19 pandemic. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.

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Prudential Financial, Inc. First Quarter 2020 Earnings Release	Page 4

Consolidated adjusted operating income, adjusted book value, and adjusted operating return on equity are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.
We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. Adjusted return on equity is a useful measure of the operating return the Company achieves in relation to the capital available to our businesses. However, these non-GAAP measures are not substitutes for income, equity, and return on equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at www.investor.prudential.com.
EARNINGS CONFERENCE CALL
Members of Prudential's senior management will host a conference call on Wednesday, May 6, 2020, at 11:00 a.m. ET, to discuss with the investment community the Company's first quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in the Q&A by dialing one of the following numbers: (877) 336-4437 (domestic) or (234) 720-6985 (international) and using access code 2805600. All others may join the conference call in listen-only mode by dialing one of the above numbers. A replay will remain on the Investor Relations website through May 20. To access a replay via phone starting at 4:00 p.m. ET on May 6 through May 13, dial (866) 207-1041 (domestic) or (402) 970-0847 (international) and use replay code 5477753.

(1)	Description of Non-GAAP Measures:
Adjusted operating income is the measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.
Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. However, the effectiveness of our hedging program will ultimately be reflected in adjusted operating income over time. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income. Additionally, market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, are excluded from adjusted operating income beginning with the second quarter of 2019, which we believe enhances the understanding of underlying performance trends.

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Prudential Financial, Inc. First Quarter 2020 Earnings Release	Page 5

Adjusted operating income excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations. Discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP, are also excluded from adjusted operating income. Adjusted operating income also excludes other items, such as certain components of the consideration for the Assurance IQ acquisition, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of contingent consideration. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments. Adjusted operating return on equity is equal to the annualized year-to-date after-tax adjusted operating income divided by the average adjusted book value. Return on equity based on GAAP balances is calculated using after-tax net income and equity.
Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss) and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.

Prudential Financial, Inc. (NYSE: PRU), a financial wellness leader and premier active global investment manager with more than $1 trillion in assets under management as of March 31, 2020, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help to make lives better by creating financial opportunity for more people. Prudential's iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

MEDIA CONTACT: Bill Launder, (973) 802-8760, bill.launder@prudential.com

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Financial Highlights
(in millions, unaudited)

	Three Months Ended
	March 31
	2020	2019
Adjusted operating income (loss) before income taxes (1):
PGIM	$164	$214
U.S. Businesses:
U.S. Workplace Solutions division	289	304
U.S. Individual Solutions division	353	577
Assurance IQ division	(23)	—
Total U.S. Businesses	619	881
International Businesses	751	922
Corporate and Other	(342)	(412)
Total adjusted operating income before income taxes	$1,192	$1,605
Reconciling Items:
Realized investment losses, net, and related charges and adjustments (2)	$(698)	$(587)
Market experience updates	(947)	—
Divested and Run-off Businesses:
Closed Block division	(1)	(19)
Other Divested and Run-off Businesses	80	174
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(9)	(33)
Other adjustments (3)	45	—
Total reconciling items, before income taxes	(1,530)	(465)
Income (loss) before income taxes and equity in earnings of operating joint ventures	$(338)	$1,140
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$(271)	$932
Income attributable to noncontrolling interests	1	5
Net income (loss)	(270)	937
Less: Earnings attributable to noncontrolling interests	1	5
Income (loss) attributable to Prudential Financial, Inc.	(271)	932
Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	9	24
Income (loss) (after-tax) before equity in earnings of operating joint ventures	(280)	908
Less: Total reconciling items, before income taxes	(1,530)	(465)
Less: Income taxes, not applicable to adjusted operating income	(311)	(114)
Total reconciling items, after income taxes	(1,219)	(351)
After-tax adjusted operating income (1)	939	1,259
Income taxes, applicable to adjusted operating income	253	346
Adjusted operating income before income taxes (1)	$1,192	$1,605

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)
	Three Months Ended
	March 31
	2020	2019
Earnings per share of Common Stock (diluted):
Net income (loss) attributable to Prudential Financial, Inc.	$(0.70)	$2.22
Less: Reconciling Items:
Realized investment losses, net, and related charges and adjustments (2)	(1.75)	(1.41)
Market experience updates	(2.37)	—
Divested and Run-off Businesses:
Closed Block division	—	(0.05)
Other Divested and Run-off Businesses	0.20	0.42
Difference in earnings allocated to participating unvested share-based payment awards	0.02	0.01
Other adjustments (3)	0.11	—
Total reconciling items, before income taxes	(3.79)	(1.03)
Less: Income taxes, not applicable to adjusted operating income	(0.77)	(0.25)
Total reconciling items, after income taxes	(3.02)	(0.78)
After-tax adjusted operating income	$2.32	$3.00
Weighted average number of outstanding common shares (basic)	397.0	409.2
Weighted average number of outstanding common shares (diluted)	399.6	417.6
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$(271)	$932
Earnings related to interest, net of tax, on exchangeable surplus notes	—	5
Less: Earnings allocated to participating unvested share-based payment awards	5	10
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$(276)	$927
After-tax adjusted operating income (1)	$939	$1,259
Earnings related to interest, net of tax, on exchangeable surplus notes	—	5
Less: Earnings allocated to participating unvested share-based payment awards	11	13
After-tax adjusted operating income for earnings per share of Common Stock calculation (1)	$928	$1,251
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$60,447	$55,010
Less: Accumulated other comprehensive income (AOCI)	22,600	17,218
GAAP book value excluding AOCI	37,847	37,792
Less: Cumulative effect of foreign exchange rate remeasurement and currency
translation adjustments corresponding to realized gains/losses	(1,687)	(2,142)
Adjusted book value	39,534	39,934
End of period number of common shares (diluted) (4)	396.5	417.9
GAAP book value per common share - diluted (5)	152.45	132.83
GAAP book value excluding AOCI per share - diluted (5)	95.45	91.63
Adjusted book value per common share - diluted (5)	99.71	96.76

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)
	Three Months Ended
	March 31
	2020	2019
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period):
Institutional customers	$524.8	$524.0
Retail customers (6)	282.4	279.1
General account	488.5	441.0
Total PGIM	$1,295.7	$1,244.1
Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$20.6	$15.1
Net additions, other than money market	$4.2	$1.0
Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$23.6	$14.1
Net additions (withdrawals), other than money market	$(1.3)	$0.4
U.S. Workplace Solutions Division:
Retirement:
Full Service:
Deposits and sales	$8,952	$9,567
Net additions	$284	$462
Total account value at end of period	$238,435	$251,071
Institutional Investment Products:
Gross additions	$6,893	$2,247
Net additions (withdrawals)	$1,383	$(1,402)
Total account value at end of period	$227,346	$203,101
Group Insurance:
Group Insurance Annualized New Business Premiums (7):
Group life	$173	$174
Group disability	108	119
Total	$281	$293
U.S. Individual Solutions Division:
Individual Annuities:
Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,927	$2,307
Sales, net of full surrenders and death benefits	$(592)	$367
Total account value at end of period	$143,976	$161,890
Individual Life:
Individual Life Insurance Annualized New Business Premiums (7):
Term life	$40	$51
Guaranteed universal life	29	21
Other universal life	30	30
Variable life	88	61
Total	$187	$163
International Businesses:
International Businesses:
International Businesses Annualized New Business Premiums (7)(8):
Actual exchange rate basis	$685	$727
Constant exchange rate basis	$695	$733

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	Three Months Ended
	March 31
	2020	2019
Assets and Assets Under Management Information:
Total assets	$873.7	$849.3
Assets under management (at fair market value):
PGIM (6)	1,295.7	1,244.1
U.S. Businesses:
U.S. Workplace Solutions division	87.7	89.4
U.S. Individual Solutions division (6)	65.7	90.6
Total U.S. Businesses	153.4	180.0
International Businesses	32.3	31.4
Total assets under management	1,481.4	1,455.5
Client assets under administration	262.1	250.8
Total assets under management and administration	$1,743.5	$1,706.3

See footnotes on last page.

(1)
Adjusted operating income is a non-GAAP measure of performance. See FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)
Effective fourth quarter of 2019, realized investment gains (losses), net, and related charges and adjustments now includes results previously disclosed as investment gains (losses) on assets supporting experience rated contractholder liabilities, net and change in experience rated contractholder liabilities due to asset value changes. Prior period amounts have been reclassified to conform to current period presentation.

(3)
Represents adjustments not included in the above reconciling items. “Other adjustments” include certain components of the consideration for the Assurance IQ acquisition, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of contingent consideration.

(4)
Diluted shares as of March 31, 2019 include 6.1 million shares due to the dilutive impact of conversion of exchangeable surplus notes (“ESNs”) when book value per common share (i.e., book value per common share, book value excluding AOCI per common share, and adjusted book value per common share) is greater than $82.16. The $500 million of ESNs were converted into 6.2 million shares of Common Stock in the third quarter of 2019.

(5)
The exchangeable surplus notes are subject to customary antidilution adjustments and the exchange rate is accordingly revalued. In order to calculate book value per common share as of March 31, 2019, equity is increased by $500 million and diluted shares include 6.1 million shares reflecting the dilutive impact of ESNs when book value per common share is greater than $82.16. The $500 million of ESNs were converted into 6.2 million shares of Common Stock in the third quarter of 2019.

(6)
Effective first quarter of 2020, certain assets have been reclassified from U.S. Individual Solutions division to PGIM. Prior period amounts have been reclassified to conform to current period presentation.

(7)
Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers' Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company's domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(8)
Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 104 per U.S. dollar and Korean won 1,090 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.